Exhibit 99.2
PART II

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Note: The information contained in this Item has been updated for the modifications to reportable segments, as follows:

•	The "Overview" has been updated to disclose the reclassifications of certain businesses between reportable segments.

•
The "Purchase Accounting, Goodwill and Other Intangible Assets" section under the caption "Critical Accounting Policies" was updated to disclose that in conjunction with the organizational modifications in the first quarter of 2016, we reallocated goodwill associated with the reclassified businesses based on relative fair values as of January 1, 2016. We refreshed our step zero qualitative analysis, identifying no indications of impairment for any of our reporting units.

•	The financial data and related analysis under the caption "Segment Results of Operations" has been recast to reflect the reclassification of businesses between reportable segments for all periods.

This Item has not been updated for any other changes since the filing of the 2015 Annual Report on Form 10-K (“2015 Annual Report”) with the U.S. Securities and Exchange Commission ("SEC") on February 26, 2016. For developments since the filing of the 2015 Annual Report, refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, and other filings by the Company with the SEC.

The following section discusses management’s view of the financial condition and results of operations of FIS and its consolidated subsidiaries as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013.

This section should be read in conjunction with the audited Consolidated Financial Statements and related Notes of FIS included elsewhere in this Annual Report. Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. See “Forward-Looking Statements” and “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements that could cause future results to differ materially from those reflected in this section.

Overview

FIS is a global leader in financial services technology offering a broad range of solutions in retail and enterprise banking, payments, capital markets, asset and wealth management, risk and compliance, treasury and insurance, as well as providing financial consulting and outsourcing services. With a long history deeply rooted in serving the financial services sector, FIS serves more than 20,000 institutions in over 130 countries. Headquartered in Jacksonville, Florida, FIS employs approximately 55,000 people worldwide and holds leadership positions in payment processing, financial software, capital markets and banking solutions. Through our Capco brand, we deliver a wide range of information technology consulting, advisory and transformational services to financial institutions globally. Providing software, services and outsourcing of the technology that drives financial institutions, FIS is a Fortune 500 company and is a member of Standard & Poor’s 500® Index.

We have grown organically as well as through acquisitions, which have contributed critical applications and services that complement or enhance our existing offerings, diversifying our revenues by customer, geography and service offering. The completion of the SunGard acquisition on November 30, 2015 increased our existing portfolio to include solutions that automate a wide range of complex business processes for financial services institutions and corporate and government treasury departments.

In 2015, FIS finalized a reorganization and began reporting its financial performance based on three segments: Integrated Financial Solutions (“IFS”), Global Financial Solutions (“GFS”) and Corporate and Other. We recast all previous periods to conform to the new segment presentation. Following our November 30, 2015 acquisition of SunGard, the SunGard business then acquired was included within the GFS segment as its economic characteristics, international business model, and various other factors largely aligned with those of our GFS segment. As we have further integrated the acquired SunGard businesses through March 31, 2016, we have reclassified certain SunGard businesses (corporate liquidity and wealth management) that are oriented more to the retail banking and payments activities of IFS into that segment. Certain other non-strategic businesses from both SunGard (public sector and education) and legacy FIS (commercial services and check authorization) have been reclassified to the Corporate and Other segment, as have SunGard administrative expenses. Prior periods also have been reclassified to conform to the current segment presentation. A description of these segments is included in Note 18 of the Notes to Consolidated Financial Statements. Revenues by segment and the results of operations of our segments are discussed below in Segment Results of Operations.

Business Trends and Conditions

Our revenue is primarily derived from a combination of recurring technology and processing services, consulting and professional services and software license fees. The majority of our revenue has historically been recurring, provided under multi-year contracts that contribute relative stability to our revenue stream. These services, in general, are considered critical to our clients' operations. A significant portion of these recurring revenues is derived from transaction processing fees that fluctuate with the level of deposit accounts and card transactions, among other variable measures, associated with consumer and commercial activity. Consulting and professional services revenues are typically non-recurring, and sales of software licenses are less predictable, a portion of which can be regarded as discretionary spending by our clients. In the second half of 2015, we experienced the macroeconomic challenges of a slowing in the global economy. That trend impacts us predominantly in the amount our clients spend with us for professional services. We expect this to continue through the first half of 2016.

The SunGard acquisition broadens our solution portfolio, enabling us to expand beyond our traditional banking and payments markets into the institutional and wholesale side of financial institutions as well as other buy-side organizations. It significantly expands our existing solutions and client base in wealth management, treasury and corporate payments. These solutions are in demand among our regional and community financial institution clients as they look for ways to replace highly regulated fee revenues. The combination also favorably impacts our revenue mix, with a greater concentration of license revenues and higher margin services. As we integrate SunGard into our existing operations, we anticipate significant cost savings around administration and technology expenses, with a goal of achieving annual synergy run-rate savings of $200 million by the end of 2017.

We are actively migrating many financial institutions to outsourced integrated technology solutions to improve their profitability and rapidly address increasing regulatory requirements. As a provider of outsourcing solutions, we benefit from multi-year recurring revenue streams, which help moderate the effects of broader year-to-year economic and market changes that otherwise might have a larger impact on our results of operations. We believe our integrated solutions and outsourced services are well positioned to address this outsourcing trend across the markets we serve.

The realignment of resources in our Global Financial Solutions segment resulted in severance costs of $44.6 million in the first quarter of 2015. Additional charges were incurred in the third quarter and are included in the severance and integration activities addressed under the Selling, General and Administrative Expenses caption of Consolidated Results of Operations. The realignment activities were a combination of optimizing on-shore and off-shore resources as well as the removal of overlapping management resources.

Consumer preference continues to shift from traditional branch banking services to digital banking solutions, and our clients seek to provide a single integrated banking experience through their branch, mobile, internet and voice banking channels. We are focused on enabling our clients to deliver this experience to their customers through our integrated solutions and services. We continue to innovate and invest in these integrated solutions and services to assist clients as they address this market demand.

We continue to see demand for innovative solutions in the payments market that will deliver faster, more convenient payment solutions in mobile channels, internet applications and cards. We believe mobile payments will grow and partially replace existing payment tender volumes over time as consumers and merchants embrace the convenience, incremental services and benefits. Mobile payment volume is growing significantly but does not yet represent a meaningful amount of the payments market. Additionally, new formidable non-traditional payments competitors and large merchants are investing in and innovating mobile payment technologies to address the emerging market opportunity, and it is unclear the extent to which particular technologies or services will succeed. We believe the growth of mobile payments continues to present both an opportunity and a risk to us as the market develops. Although we cannot predict which mobile payment technologies or solutions will be successful, we cautiously believe our client relationships, payments infrastructure and experience, adapted solutions and emerging solutions are well positioned to maintain or grow our clients' existing payment volumes, which is our focus.

High profile North American merchant payment card information security breaches have pushed the payment card industry towards EMV integrated circuit cards as financial institutions, card networks and merchants seek to improve information security and reduce fraud costs. We have invested in our card management solutions and card manufacturing and processing capabilities to accommodate EMV integrated circuit cards so we can guide our clients through this anticipated technology transition, and grow our card driven businesses. We believe the trend to migrate to EMV cards will continue and we continue to invest to address market demand.

The use of checks continues to decline as a percentage of total payments, which negatively impacts our check warranty and item-processing businesses, and we expect this trend to continue. In 2014 and 2015, we observed a modest slowdown in our check volume decline and to date have been able to successfully mitigate the majority of the impacts of this decline through cost and fraud efficiency actions and new market solutions, which remain our continued focus.

We anticipate consolidation within the banking industry will continue, primarily in the form of merger and acquisition activity, which we believe as a whole is detrimental to our business. However, consolidation resulting from specific merger and acquisition transactions may be beneficial or detrimental to our business. When consolidations of financial institutions occur, merger partners often operate systems licensed from competing service providers. The newly formed entity generally makes a determination to migrate its core and payments systems to a single platform. When a financial institution processing client is involved in a consolidation, we may benefit by their expanding the use of our services if such services are chosen to survive the consolidation and support the newly combined entity. Conversely, we may lose market share if we are providing services to both entities, or if a client of ours is involved in a consolidation and our services are not chosen to survive the consolidation and support the newly combined entity. It is also possible that larger financial institutions resulting from consolidation may have greater leverage in negotiating terms or could decide to perform in-house some or all of the services that we currently provide or could provide. We seek to mitigate the risks of consolidations by offering other competitive services to take advantage of specific opportunities at the surviving company. In 2015, we have experienced lower consolidation activity and resulting termination fees compared to the same periods in the prior two years.

Notwithstanding challenging global economic conditions, our international business continued to experience growth across all major regions, including Europe and Asia on a constant currency basis during the year ended December 31, 2015. By comparison with FIS, a greater percentage of SunGard's revenues have been contributed historically by international markets, which will contribute to this growth trend. Demand for our solutions will also be driven in developing countries by government-led financial inclusion policies aimed to reduce the unbanked population and by growth in the middle classes in these markets driving the need for more sophisticated banking solutions. The majority of our European revenue is generated by clients in the United Kingdom, France and Germany. In 2015, we have experienced adverse currency impacts in our international businesses as a consequence of a relative strengthening U.S. dollar. In 2016, we expect unfavorable foreign currency impact compared to the comparable prior year periods to continue.

Information Security

Globally, attacks on information technology systems continue to grow in frequency, complexity and sophistication. This is a trend we expect to continue. Such attacks have become a point of focus for individuals, businesses and governmental entities. The objectives of these attacks include, among other things, gaining unauthorized access to systems to facilitate financial fraud, disrupt operations, cause denial of service events, corrupt data, and steal non-public information. These circumstances present both a threat and an opportunity for FIS. As part of our business, we electronically receive, process, store and transmit a wide range of confidential information, including sensitive customer information and personal consumer data. We also operate payment, cash access and prepaid card systems.

FIS remains focused on making strategic investments in information security to protect our clients and our information systems. This includes both capital expenditures and operating expense on hardware, software, personnel and consulting services. We also participate in industry and governmental initiatives to improve information security for our clients. Through the expertise we have gained with this ongoing focus and involvement, we have developed fraud, security, risk management and compliance solutions to target this growth opportunity in the financial services industry.

Critical Accounting Policies

The accounting policies described below are those we consider critical in preparing our Consolidated Financial Statements. These policies require management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures with respect to contingent liabilities and assets at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting periods. Actual amounts could differ from those estimates. See Note 2 to the Consolidated Financial Statements for a more detailed description of the significant accounting policies that have been followed in preparing our Consolidated Financial Statements.

Revenue Recognition

The Company generates revenues from the delivery of bank processing, credit and debit card processing services, other payment processing services, professional services, software licensing, software as a service ("SaaS"), cloud revenue and software related services. Revenues are recognized when evidence of an arrangement exists, delivery has occurred, fees are fixed or determinable and collection is considered probable. We are frequently a party to multiple concurrent contracts with the same client. These situations require judgment to determine whether the individual contracts should be aggregated or evaluated separately for purposes of revenue recognition. In making this determination, we consider the timing of negotiating and executing the contracts, whether the different elements of the contracts are interdependent and whether any of the payment terms of the contracts are interrelated. Our individual contracts also frequently include multiple elements. We must apply judgment in these circumstances in determining whether individual elements can be considered separate units of accounting or should instead be accounted for in combination with other deliverables. Judgment is also required in ascribing fair value to each deliverable for purposes of allocating consideration. Due to the large number, broad nature and average size of individual contracts we are party to, the impact of judgments and assumptions that we apply in recognizing revenue for any single contract is not likely to have a material effect on our consolidated operations or financial position. However, the broader accounting policy assumptions that we apply across similar arrangements or classes of clients could significantly influence the timing and amount of revenue recognized in our historical and future results of operations or financial position. Additional information about our revenue recognition policies is included in Note 2 to the Consolidated Financial Statements.

Computer Software

Computer software includes the fair value of software acquired in business combinations, purchased software and capitalized software development costs. Purchased software is recorded at cost and amortized using the straight-line method over its estimated useful life and software acquired in business combinations is recorded at its fair value and amortized using straight-line or accelerated methods over its estimated useful life.

The capitalization of software development costs is governed by FASB ASC Subtopic 985-20 if the software is to be sold, leased or otherwise marketed, or by FASB ASC Subtopic 350-40 if the software is for internal use. After the technological feasibility of the software has been established (for software to be marketed), or at the beginning of application development (for internal-use software), software development costs, which include primarily salaries and related payroll costs and costs of independent contractors incurred during development, are capitalized. Research and development costs incurred prior to the establishment of technological feasibility (for software to be marketed), or prior to application development (for internal-use software), are expensed as incurred. Software development costs are amortized on a product-by-product basis commencing on the date of general release of the products (for software to be marketed) or the date placed in service (for internal-use software). Software development costs for software to be marketed are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to 10 years, or (2) the ratio of current revenues to total anticipated revenues over its useful life.

In determining useful lives, management considers historical results and technological trends that may influence the estimate. Useful lives for all computer software range from three to 10 years. We also assess the recorded value of computer software for impairment on a regular basis by comparing the carrying value to the estimated future cash flows to be generated by the underlying software asset (for software to be marketed). There are inherent uncertainties in determining the expected useful life or cash flows to be generated from computer software. While we have not historically experienced significant changes in these estimates, our results of operations could be subject to such changes in the future.

Purchase Accounting, Goodwill and Other Intangible Assets

We are required to allocate the purchase price of acquired businesses to the assets acquired and liabilities assumed in the transaction at their estimated fair values. The estimates used to determine the fair value of long-lived assets, such as intangible assets, are complex and require a significant amount of management judgment. We generally engage independent valuation specialists to assist us in making fair value determinations.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, we are required to record provisional amounts in the financial statements for the items for which the accounting is incomplete. Adjustments to provisional amounts initially recorded that are identified during the measurement period are recognized in the reporting period in which the adjustment amounts are determined. This includes any effect on earnings of changes in depreciation, amortization, or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. During the measurement period, we are also required to recognize additional assets or liabilities if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of those assets and liabilities as of that date. The measurement period ends the sooner of one year from the combination date or when we receive the information we were seeking about facts and circumstances that existed as of the acquisition date or we learn that more information is not obtainable.

We are also required to estimate the useful lives of intangible assets to determine the amount of acquisition-related intangible asset amortization expense to record in future periods. We periodically review the estimated useful lives assigned to our finite-lived intangible assets to determine whether such estimated useful lives continue to be appropriate. Additionally, we review our indefinite-lived intangible assets to determine if there is any change in circumstances that may indicate the asset’s useful life is no longer indefinite.

Goodwill represents the excess of cost over the fair value of identifiable assets acquired and liabilities assumed in business combinations. Goodwill and other intangible assets with indefinite useful lives should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment. FASB ASC Topic 350 allows an entity first to assess qualitatively whether it is more likely than not that a reporting unit's carrying amount exceeds its fair value, referred to in the guidance as "step zero." If an entity concludes that it is more likely than not that a reporting unit's fair value is less than its carrying amount (that is, a likelihood of more than 50 percent), the "step one" quantitative assessment must be performed for that reporting unit. ASC Topic 350 provides examples of events and circumstances that should be considered in performing the "step zero" qualitative assessment, including macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, events affecting a reporting unit or the entity as a whole and a sustained decrease in share price.

In applying the quantitative analysis, we determine the fair value of our reporting units based on a weighted average of multiple valuation techniques, principally a combination of an income approach and a market approach. The income approach calculates a value based upon the present value of estimated future cash flows, while the market approach uses earnings multiples of similarly situated guideline public companies. If the fair value of a reporting unit exceeds the carrying value of the reporting unit’s net assets, goodwill is not impaired and further testing is not required. We engaged independent specialists to perform valuations of our reporting units effective January 1, 2015 in conjunction with our re-segmentation, and prior to that in 2012 as part of our annual impairment test. There was a substantial excess of fair value over carrying value for each of our reporting units in both the 2015 and 2012 independent valuations.

We assess goodwill for impairment on an annual basis during the fourth quarter using a September 30th measurement date unless circumstances require a more frequent measurement, as was the case in the first quarter of 2015. For each of 2015, 2014 and 2013, we began our annual impairment test with the step zero qualitative analysis. In performing the step zero qualitative analysis for each year, examining those factors most likely to affect our valuations, we concluded that it remained more likely than not that the fair value of each of our reporting units continued to exceed their carrying amounts. Consequently, we did not perform a step one quantitative analysis specifically for the purpose of our annual impairment test in any year presented in these financial statements. In conjunction with the organizational modifications in the first quarter of 2016, we reallocated goodwill associated with the reclassified businesses based on relative fair values as of January 1, 2016. We refreshed our step zero qualitative analysis, identifying no indications of impairment for any of our reporting units.

We also estimate the fair value of acquired intangible assets with indefinite lives and compare this amount to the underlying carrying value annually. Similar to the ASC Topic 350 guidance for goodwill, ASC Section 360-10-35 allows an organization to first perform a qualitative assessment of whether it is more likely than not that an intangible asset has been impaired.

We engaged independent specialists to perform a valuation of our indefinite lived intangible assets in 2015, and prior to that in 2012, using a form of income approach valuation known as the relief-from-royalty method. For 2015, we proceeded directly to a step one quantitative analysis. There was a substantial excess of fair value over carrying value for each of our indefinite lived intangible assets in the 2015 independent valuations. For 2014 and 2013, we began our assessment of indefinite lived intangibles with the step zero qualitative analysis because there was a substantial excess of fair value over carrying value for each of our indefinite-lived intangible assets based on the 2012 valuation. Based upon the results of these assessments, there were no indications of impairment, except for one trademark with nominal value in 2013.

Determining the fair value of a reporting unit or acquired intangible assets with indefinite lives involves judgment and the use of significant estimates and assumptions, which include assumptions regarding the revenue growth rates and operating margins used to calculate estimated future cash flows, risk-adjusted discount rates and future economic and market conditions and other assumptions.

Accounting for Income Taxes

As part of the process of preparing the Consolidated Financial Statements, we are required to determine income taxes in each of the jurisdictions in which we operate. This process involves estimating actual current tax expense together with assessing temporary differences resulting from differing recognition of items for income tax and financial reporting purposes. These differences result in deferred income tax assets and liabilities, which are included within the Consolidated Balance Sheets. We must then assess the likelihood that deferred income tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, establish a valuation allowance. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, we must reflect this increase or decrease as an expense or benefit within income tax expense in the Consolidated Statements of Earnings. Determination of the income tax expense requires estimates and can involve complex issues that may require an extended period to resolve. Further, changes in the geographic mix of revenues or in the estimated level of annual pre-tax income can cause the overall effective income tax rate to vary from period to period. We also receive periodic assessments from taxing authorities challenging our positions that must be taken into consideration in determining our tax reserves. Resolving these assessments, which may or may not result in additional taxes due, may also require an extended period of time. We believe our tax positions comply with applicable tax law and we adequately account for any known tax contingencies. We believe the estimates and assumptions used to support our evaluation of tax benefit realization are reasonable. However, final determination of prior-year tax liabilities, either by settlement with tax authorities or expiration of statutes of limitations, could be materially different than estimates reflected in assets and liabilities and historical income tax provisions. The outcome of these final determinations could have a material effect on our income tax provision, net income or cash flows in the period that a determination is made.

Related Party Transactions

We are a party to certain historical related party agreements as discussed in Note 5 to the Consolidated Financial Statements included in Item 8 of Part II of this Annual Report.

Factors Affecting Comparability

Our Consolidated Financial Statements included in this report, which presents our financial position and results of operations, reflect the following significant transactions:

•
On November 30, 2015, we completed the SunGard acquisition for consideration of approximately 41.8 million shares of common stock of FIS and approximately $2,334.8 million in cash. In addition, we issued restricted stock units ("RSUs") to SunGard employees covering approximately 2.4 million shares of FIS common stock in exchange for unvested SunGard RSUs. FIS also repaid approximately $4.7 billion in the aggregate principal amount of SunGard debt. We funded the cash portion of the merger consideration, the pay-off of the indebtedness of SunGard and the payment of transaction-related expenses through a combination of available cash-on-hand and proceeds from debt financings, including proceeds from an issuance in October 2015 of $4.5 billion aggregate principal amount of senior unsecured notes of FIS. SunGard's results of operations and financial position have been included in the consolidated financial statements from and after the date of acquisition. See Note 6 to the Consolidated Financial Statements included in Item 8 of Part II of this Annual Report.

•
We have engaged in share repurchase programs throughout all periods presented. In 2015, we repurchased a total of 4.5 million shares for $300.4 million; in 2014, we repurchased a total of 8.7 million shares for $475.5 million; and in 2013, we repurchased a total of 10.7 million shares for $475.9 million.

As a result of the above transactions, our financial position, results of operations, earnings per share and cash flows in the periods covered by the Consolidated Financial Statements may not be directly comparable.

Consolidated Results of Operations
(in millions, except per share amounts)

	2015	2014	2013
Processing and services revenues	$6,595.2	$6,413.8	$6,063.4
Cost of revenues	4,393.2	4,328.3	4,092.7
Gross profit	2,202.0	2,085.5	1,970.7
Selling, general, and administrative expenses	1,102.8	814.9	907.8
Operating income	1,099.2	1,270.6	1,062.9
Other income (expense):
Interest income	15.7	15.3	10.4
Interest expense	(199.1)	(172.8)	(198.6)
Other income (expense), net	121.1	(59.7)	(51.2)
Total other income (expense)	(62.3)	(217.2)	(239.4)
Earnings from continuing operations before income taxes	1,036.9	1,053.4	823.5
Provision for income taxes	378.8	335.1	308.9
Earnings from continuing operations, net of tax	658.1	718.3	514.6
Earnings (loss) from discontinued operations, net of tax	(7.3)	(11.4)	3.1
Net earnings	650.8	706.9	517.7
Net (earnings) loss attributable to noncontrolling interest	(19.3)	(27.8)	(24.6)
Net earnings attributable to FIS	$631.5	$679.1	$493.1
Net earnings per share — basic from continuing operations attributable to FIS common stockholders	$2.24	$2.42	$1.69
Net earnings (loss) per share — basic from discontinued operations attributable to FIS common stockholders	(0.03)	(0.04)	0.01
Net earnings per share — basic attributable to FIS common stockholders *	$2.22	$2.38	$1.70
Weighted average shares outstanding — basic	285.0	284.8	289.7
Net earnings per share — diluted from continuing operations attributable to FIS common stockholders	$2.21	$2.39	$1.67
Net earnings (loss) per share — diluted from discontinued operations attributable to FIS common stockholders	(0.03)	(0.04)	0.01
Net earnings per share — diluted attributable to FIS common stockholders *	$2.19	$2.35	$1.68
Weighted average shares outstanding — diluted	288.7	288.7	294.2
Amounts attributable to FIS common stockholders:
Earnings from continuing operations, net of tax	$638.8	$690.5	$490.0
Earnings (loss) from discontinued operations, net of tax	(7.3)	(11.4)	3.1
Net earnings attributable to FIS	$631.5	$679.1	$493.1
* Amounts may not sum due to rounding.

Processing and Services Revenues

Processing and services revenues totaled $6,595.2 million, $6,413.8 million and $6,063.4 million in 2015, 2014 and 2013, respectively. The increase in revenue during 2015 of $181.4 million, or 2.8%, as compared to 2014, is primarily attributable to incremental revenues from the acquisitions of SunGard, Clear2Pay and Reliance, as well as card production activities associated with the roll-out of EMV cards across the industry and growth in digital solutions and in core banking. These increases were partially offset by the loss of a major customer in the prior year period, the divestiture of our gaming industry check warranty business and $243.1 million of unfavorable foreign currency impact primarily resulting from a stronger U.S. Dollar versus the Brazilian Real and the Euro. The increase in revenue during 2014 of $350.4 million, or 5.8%, as compared to 2013, was primarily attributable to increased demand for implementation and consulting services, incremental revenues from 2013 and 2014 acquisitions of $83.2 million and growth from our international operations resulting from our expanded presence across Europe and Asia. The 2014 period included $37.4 million of unfavorable foreign currency impact resulting from a stronger U.S. Dollar as compared to 2013.

Cost of Revenues and Gross Profit

Cost of revenues totaled $4,393.2 million, $4,328.3 million and $4,092.7 million in 2015, 2014 and 2013, respectively, resulting in gross profit of $2,202.0 million, $2,085.5 million and $1,970.7 million in 2015, 2014 and 2013, respectively. Gross profit as a percentage of revenues (“gross margin”) was 33.4%, 32.5% and 32.5% in 2015, 2014 and 2013, respectively. The increase in gross profit during 2015 as compared to 2014 primarily resulted from the revenue variances discussed above. The increase in gross profit percentage for 2015 as compared to 2014 primarily resulted from proportionately higher license fees and lower professional services and consulting revenue, the restructuring activities taken earlier in the year in Europe as a result of our reorganization, and reductions in variable costs where performance did not meet expectations. These items were partially offset by the impact of lower termination fees in 2015. The increase in gross profit during 2014 as compared to 2013 primarily resulted from the revenue variances discussed above.

Selling, General and Administrative Expenses

Selling, general and administrative expenses totaled $1,102.8 million, $814.9 million and $907.8 million for 2015, 2014 and 2013, respectively. The 2015 increase of $287.9 million as compared to 2014 primarily resulted from transaction costs, severance and costs of integration activities relating to acquisitions totaling $171.3 million, severance costs of $44.6 million in conjunction with the reorganization and streamlining of operations in our GFS segment and other incremental expenses of acquired companies. The 2014 decrease of $92.9 million as compared to 2013 was primarily due to 2013 charges of $131.1 million for the Capco acquisition related adjustments described in Note 6 of the Notes to Consolidated Financial Statements. This decrease was partially offset by 2014 one-time transaction costs, including integration activities related to acquisitions and other severance costs. The 2014 period also included lower sales and marketing expense, a decrease in health-care benefit expense and decreased investment in security and risk management.

Operating Income

Operating income totaled $1,099.2 million, $1,270.6 million and $1,062.9 million for 2015, 2014 and 2013, respectively. Operating income as a percentage of revenue (“operating margin”) was 16.7%, 19.8% and 17.5% for 2015, 2014 and 2013, respectively. The annual changes in operating income and operating margin resulted from the revenue and cost variances addressed above.

Total Other Income (Expense)

Total other income (expense) was $(62.3) million, $(217.2) million and $(239.4) million for 2015, 2014 and 2013, respectively. Other income (expense) net for the 2015 period includes financing costs of $17.0 million relating to the SunGard acquisition. During the second quarter of 2015, we sold certain assets associated with our gaming industry check warranty business, resulting in proceeds of $237.5 million and a pre-tax gain of $139.4 million, which is included in Other income (expense), net. Other income (expense) net for 2014 includes a loss of $16.2 on a foreign currency forward contract associated with the Euro-based purchase price for our Clear2Pay acquisition, the write-off of certain previously capitalized debt issuance costs of $7.0 million and the payment of a $29.5 million bond premium associated with the early redemption of certain debt.
Interest expense totaled $199.1 million, $172.8 million and $198.6 million for 2015, 2014 and 2013, respectively. The increase of $26.3 million in interest expense in 2015 as compared to 2014 is primarily due to higher outstanding debt associated with financing the SunGard acquisition, partially offset by lower borrowing rates as the result of the debt refinancing activity undertaken during 2014. The decrease of $25.8 million in interest expense in 2014 as compared to 2013 resulted from lower borrowing rates as the result of debt refinancing.

Provision for Income Taxes

Income tax expense from continuing operations totaled $378.8 million, $335.1 million and $308.9 million for 2015, 2014 and 2013, respectively. This resulted in an effective tax rate on continuing operations of 36.5%, 31.8% and 37.5% for 2015, 2014 and 2013, respectively. The effective tax rate increase for the 2015 period is attributable to a $90.1 million write-off of goodwill with no tax basis in connection with the sale of our gaming industry check warranty business, resulting in a book gain on sale lower than the tax gain. During 2014, we realized tax benefits related to certain acquired net operating loss carryovers. This and certain favorable audit resolutions in 2014 contributed to the rate differential for the 2014 period.

Earnings (Loss) from Discontinued Operations

During 2015, 2014 and 2013, certain operations are classified as discontinued, as discussed in Note 3 of the Notes to Consolidated Financial Statements. Reporting for discontinued operations classifies revenues and expenses as one line item, net of tax, in the Consolidated Statements of Earnings. The table below outlines the components of discontinued operations for 2015, 2014 and 2013, net of tax (in millions):

Earnings (loss), net of tax	2015	2014	2013
eCas business line	$(3.9)	$(5.1)	$1.2
ClearPar	—	—	16.7
Healthcare Benefit Solutions Business	—	—	0.1
Participacoes operations	(3.4)	(6.3)	(14.9)
Total discontinued operations	$(7.3)	$(11.4)	$3.1

During the second quarter of 2014, the Company committed to a plan to sell our business operation that provides eCas core banking software solutions to small financial institutions in China because it did not align with our strategic plans. We entered into a purchase agreement in January 2015 to sell this business and the transaction closed during the second quarter of 2015.

On January 1, 2010, FIS sold certain assets and liabilities constituting our ClearPar automated syndicated loan trade settlement business. Terms of the sale included an initial cash payment of $71.5 million at closing, with the potential for an additional contingent earn-out payment calculated as a function of the business' 2012 operating results. In May 2013, we recorded in discontinued operations a gain of $26.8 million ($16.7 million, net of tax) upon final determination and receipt of the earn-out payment.

Participacoes, our former item processing and remittance services business in Brazil, had no revenue in 2015, 2014 and 2013. Participacoes' processing volume was transitioned to other vendors or back to its clients during the second quarter of 2011. Participacoes had charges associated with shut-down activities of $5.2 million, $10.1 million and $23.1 million during the years ended December 31, 2015, 2014 and 2013, respectively. The shut-down activities involved the transfer and termination of approximately 2,600 employees, which was completed in 2011. Former employees generally had up to two years from the date of terminations, extended through April 2013, to file labor claims and a number of them did file labor claims. As of December 31, 2015, there were approximately 550 active claims remaining. Consequently, we have continued exposure on these active claims, which were not transferred with other assets and liabilities in the disposal.

In 2004, Proservvi Empreendimentos e Servicios, Ltda., the predecessor to Fidelity National Servicos de Tratamento de Documentos e Informatica Ltda. (“Servicos”), a subsidiary of Participacoes, acquired certain assets and employees and leased certain facilities from the Transpev Group (“Transpev”) in Brazil. Transpev’s remaining assets were later acquired by Prosegur, an unrelated third party. When Transpev discontinued its operations after the asset sale to Prosegur, it had unpaid federal taxes and social contributions owing to the Brazilian tax authorities. The Brazilian tax authorities brought a claim against Transpev and beginning in 2012 brought claims against Prosegur and Servicos on the grounds that that Prosegur and Servicos were successors in interest to Transpev. To date, the Brazilian tax authorities have filed five claims against Servicos asserting potential tax liabilities of approximately $5.8 million. There are potentially 31 additional claims against Transpev/Prosegur for which Servicos is named as a co-defendant or may be named, but for which Servicos has not yet been served. These additional claims amount to approximately $58.1 million making the total potential exposure for all 36 claims approximately $63.9 million. We do not believe a liability for these 36 total claims is probable or reasonably estimable and, therefore, have not recorded a liability for any of these claims.

Net (Earnings) Loss Attributable to Noncontrolling Interest
Net (earnings) loss attributable to noncontrolling interest predominantly relates to the joint venture in Brazil (see Note 5 of the Notes to Consolidated Financial Statements) and totaled $(19.3) million, $(27.8) million and $(24.6) million for 2015, 2014 and 2013, respectively.

Earnings from Continuing Operations, Net of Tax, Attributable to FIS Common Stockholders

Earnings from continuing operations, net of tax, attributable to FIS common stockholders totaled $638.8 million, $690.5 million and $490.0 million for 2015, 2014 and 2013, respectively, or $2.21, $2.39 and $1.67 per diluted share, respectively, due to the factors described above coupled with the impact of our share repurchase initiatives.

Segment Results of Operations

Integrated Financial Solutions

	2015	2014	2013
	(In millions)
Processing and services revenues	$3,844.8	$3,679.6	$3,524.7
Operating income	$1,342.2	$1,259.3	$1,235.6
Operating margin	34.9%	34.2%	35.1%

Revenues for IFS totaled $3,844.8 million, $3,679.6 million and $3,524.7 million for 2015, 2014 and 2013, respectively. The overall segment increase of $165.2 million, or 4.5%, for 2015 as compared to 2014 was primarily attributable to incremental revenues from our 2014 acquisition of Reliance and the SunGard acquisition, card production activities and growth in digital and risk solutions. These increases were partially offset by the net reporting of revenue associated with a change in vendor in our loyalty business and lower termination fees. Revenue had been recognized on a gross basis under the previous loyalty arrangement based on the contractual responsibilities for which FIS had been responsible. The overall segment increase of $154.9 million, or 4.4%, for 2014 as compared to 2013 was primarily attributable to growth in (1) consulting and professional services, particularly in risk and compliance and community core banking, (2) mobile and e-banking solutions, and (3) incremental revenues from our 2014 acquisition of Reliance, which is addressed in Note 6 to the Consolidated Financial Statements. These increases were partially offset by lower termination fees.

Operating income for IFS totaled $1,342.2 million, $1,259.3 million and $1,235.6 million for 2015, 2014 and 2013, respectively. Operating margin was 34.9%, 34.2% and 35.1% for 2015, 2014 and 2013, respectively. The increase in operating income during 2015 as compared to 2014 primarily resulted from the revenue variances discussed above. The operating margin for 2015 as compared to 2014 primarily reflects the impact of cost containment initiatives and reductions in variable costs where performance did not meet expectations, partially offset by lower termination fees in 2015. The increase in operating income during 2014 as compared to 2013 primarily resulted from the revenue variances discussed above. The decrease in operating margin during 2014 as compared to 2013 resulted primarily because 2013 benefited from higher termination fees.

Global Financial Solutions

	2015	2014	2013
	(In millions)
Processing and services revenues	$2,360.7	$2,198.8	$2,007.9
Operating income	$406.0	$350.1	$303.2
Operating margin	17.2%	15.9%	15.1%

Revenues for GFS totaled $2,360.7 million, $2,198.8 million and $2,007.9 million for 2015, 2014 and 2013, respectively. The 2015 period included $235.8 million of unfavorable foreign currency impact primarily resulting from a stronger U.S. Dollar versus the Brazilian Real and the Euro. The revenue increase for 2015 as compared to 2014 was principally due to: (1) incremental revenue from the acquisitions of SunGard and Clear2Pay; (2) our expanding presence in India, including core banking and payments; (3) growth in Europe, primarily in core banking and payment solution; and (4) growth in Latin America from transaction volumes, card issuances and expanded back office services. The 2014 period included $36.7 million of unfavorable foreign currency impact primarily resulting from a stronger U.S. Dollar versus the Brazilian Real and the Euro. The revenue increase for 2014 as compared to 2013 was principally due to growth in implementation and consulting services, continued growth in EMEA and Asia and incremental revenues from our 2014 and 2013 acquisitions.

Operating income for GFS totaled $406.0 million, $350.1 million and $303.2 million for 2015, 2014 and 2013, respectively. Operating margin was 17.2%, 15.9% and 15.1% for 2015, 2014 and 2013, respectively. The increase in operating income during 2015 as compared to 2014 primarily resulted from the revenue variances discussed above. The increase in operating margin during 2015 as compared to 2014 primarily resulted from growth in high margin license deals, the restructuring activities undertaken earlier in the year in Europe as a result of our reorganization, and reductions in variable costs where performance did not meet expectations. The impact of these items was partially offset by unfavorable foreign currency exchange rates. The increase in operating income during 2014 as compared to 2013 primarily resulted from the revenue variances discussed above. The increase in operating margin for 2014 as compared to 2013 was primarily due to 2013 charges of $22.0 million to increase the Capco acquisition related liabilities discussed in Note 6 of the Notes to Consolidated Financial

Statements and $9.1 million for severance and other charges related to cost management initiatives in certain international markets.

Corporate and Other

	2015	2014	2013
	(In millions)
Processing and services revenues	$389.7	$535.4	$530.8
Operating income	$(649.0)	$(338.8)	$(475.9)

The Corporate and Other segment results consist of selling, general and administrative expenses and depreciation and intangible asset amortization not otherwise allocated to the reportable segments. Corporate and Other also includes operations from non-strategic businesses, including commercial services, public sector and education, and check authorization.

The revenue decline of $145.7 million for 2015 in comparison to 2014 was primarily attributable to the impact of the divestiture of our check gaming business in the second quarter of 2015 and lower revenue in commercial services and check authorization, partially offset by the additions of the businesses from the SunGard acquisition.

Corporate and Other operating losses were $649.0 million, $338.8 million and $475.9 million in 2015, 2014 and 2013, respectively. The overall Corporate and Other increase of $310.2 million for 2015 as compared to 2014 primarily resulted from: (1) transaction costs, severance and cost of integration activities relating to acquisitions totaling $171.3 million; (2) reductions in operating income due to the declines in revenue noted above; (3) severance costs of $44.6 million in conjunction with the reorganization and streamlining of operations in our GFS segment; and (4) other incremental expenses of acquired companies. The overall Corporate and Other decrease of $137.1 million for 2014 as compared to 2013 was primarily due to 2013 charges of $129.1 million for the Capco contingent consideration adjustments described in Note 6 of the Notes to Consolidated Financial Statements, partially offset by 2014 transaction costs, including integration activities related to acquisitions and other severance costs. The 2014 period also included lower sales and marketing expense, a decrease in health-care benefit expense and decreased investment in security and risk management.

Liquidity and Capital Resources

Cash Requirements

Our ongoing cash requirements include operating expenses, income taxes, mandatory debt service payments, capital expenditures, stockholder dividends, working capital and timing differences in settlement-related assets and liabilities, and may include discretionary debt repayments, share repurchases and business acquisitions. Our cash requirements also include payments for Capco's contingent consideration earn-out and for labor claims related to FIS' former item processing and remittance operations in Brazil (see Notes 6 and 3, respectively, of the Notes to Consolidated Financial Statements). Our principal sources of funds are cash generated by operations and borrowings, including the capacity under our Revolving Loan described in Note 13 of the Notes to Consolidated Financial Statements.
As of December 31, 2015, we had cash and cash equivalents of $687.6 million and debt of $11,513.1 million, including the current portion. Of the $687.6 million cash and cash equivalents, approximately $438.6 million is held by our foreign entities and would generally be subject to U.S. income taxation upon repatriation to the U.S. The majority of our domestic cash and cash equivalents represents net deposits-in-transit at the balance sheet dates and relates to daily settlement activity. We expect that cash and cash equivalents plus cash flows from operations over the next twelve months will be sufficient to fund our operating cash requirements, capital expenditures and mandatory debt service.
We currently expect to continue to pay quarterly dividends. However, the amount, declaration and payment of future dividends is at the discretion of the Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions. Additionally, the payment of cash dividends may be limited by covenants in certain debt agreements. A regular quarterly dividend of $0.26 per common share is payable on March 31, 2016 to shareholders of record as of the close of business on March 17, 2016.

Cash Flows from Operations

Cash flows from operations were $1,136.9 million, $1,164.9 million and $1,060.3 million in 2015, 2014 and 2013 respectively. Cash flows from operations decreased $28.0 million in 2015 and increased $104.6 million in 2014. The 2015 decrease in cash flows from operations is primarily due to a tax payment of $87.6 million of income taxes relating to the sale of check warranty contracts and other assets in the gaming industry and lower net earnings, partially offset by changes in working capital. The 2014 increase in cash flows from operations is primarily due to higher net earnings, partially offset by changes in working capital.

Capital Expenditures and Other Investing Activities

Our principal capital expenditures are for computer software (purchased and internally developed) and additions to property and equipment. We invested approximately $415.3 million, $371.2 million and $336.2 million in capital expenditures during 2015, 2014 and 2013, respectively. We expect to invest approximately 6% of 2016 revenue in capital expenditures.

We used $1,720.4 million, $595.2 million and $150.5 million of cash during 2015, 2014 and 2013, respectively, for acquisitions and other equity investments. See Note 6 of the Notes to Consolidated Financial Statements for a discussion of the more significant items. Cash provided by net proceeds from sale of assets in 2015 relates principally to the sale of check warranty contracts and other assets in the gaming industry discussed in Note 3 of the Notes to Consolidated Financial Statements.

Financing

For information regarding the Company's long-term debt and financing activity, see Note 13 of the Notes to Consolidated Financial Statements.

Contractual Obligations

FIS’ long-term contractual obligations generally include its long-term debt, interest on long-term debt, lease payments on certain of its property and equipment and payments for data processing and maintenance. For information regarding the Company's long-term debt, see Note 13 of the Notes to Consolidated Financial Statements. The following table summarizes FIS’ significant contractual obligations and commitments as of December 31, 2015 (in millions):

		Payments Due in
		Less than	1-3	3-5	More than
Type of Obligations	Total	1 Year	Years	Years	5 Years
Long-term debt	$11,513.1	$15.3	$4,113.2	$2,997.8	$4,386.8
Interest (1)	2,167.8	364.0	664.9	524.0	614.9
Operating leases	437.7	107.6	181.1	93.6	55.4
Data processing and maintenance	478.5	174.8	222.8	44.3	36.6
Other contractual obligations (2)	120.2	27.9	48.5	33.6	10.2
Total	$14,717.3	$689.6	$5,230.5	$3,693.3	$5,103.9

(1)
The calculations above assume that: (a) applicable margins and commitment fees remain constant; (b) all variable rate debt is priced at the one-month LIBOR rate in effect as of December 31, 2015; and (c) no refinancing occurs at debt maturity.

(2)
Amount includes the estimated payment for labor claims related to FIS' former item processing and remittance operations in Brazil (see Note 3 of the Notes to Consolidated Financial Statements), amounts due to the Brazilian venture partner, Capco contingent consideration payments (see Note 6 of the Notes to Consolidated Financial Statements) and other contractual obligations.

FIS believes that its existing cash balances, cash flows from operations and borrowing programs will provide adequate sources of liquidity and capital resources to meet FIS’ expected liquidity needs for the operations of its business and expected capital spending for the next 12 months.

Off-Balance Sheet Arrangements

FIS does not have any off-balance sheet arrangements.

Recent Accounting Pronouncements

Recently Adopted Accounting Guidance

In April 2014, the FASB issued ASU 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”). The standard raises the threshold for a disposal to qualify as a discontinued operation to one representing a strategic shift that has a major effect on the organization’s operations and financial results. The standard requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. ASU 2014-08 was effective for FIS as of January 1, 2015. This pronouncement could impact the presentation of future divestitures that may have qualified as discontinued operations in the past but do not meet the higher threshold of ASU 2014-08.

Recent Accounting Guidance Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU
2014-09”). ASU 2014-09 amends substantially all authoritative literature for revenue recognition, including industry-specific requirements, and converges the guidance under this topic with that of the International Financial Reporting Standards. The
ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other provisions include ensuring the time value of money is considered in the transaction price and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The effective date to the amendments was postponed to reporting periods beginning after December 15, 2017, with early adoption allowed for reporting periods beginning after December 15, 2016. Entities can transition to the standard either with retrospective application to the earlier years presented in their financial statements or with a cumulative-effect adjustment as of the date of adoption. We are currently assessing the impact the adoption of ASU 2014-09 will have on our financial position and results of operations as well as the transition method we expect to employ.

In September 2015, the FASB issued ASU No. 2015-16, "Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments" ("ASU 2015-16"). ASU 2015-16 requires adjustments to provisional amounts initially recorded in a business combination that are identified during the measurement period to be recognized in the reporting period in which the adjustment amounts are determined. This includes any effect on earnings of changes in depreciation, amortization, or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. ASU 2015-16 also requires an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. Prior to the issuance of the standard, entities were required to retrospectively apply adjustments made to provisional amounts recognized in a business combination. The guidance is effective for the fiscal years and interim periods within those years beginning after December 15, 2015. This guidance will require FIS to record and disclose any measurement-period adjustments for the SunGard acquisition or other future business combinations as current period adjustments as opposed to retroactive adjustments to the opening balance sheet of the acquired entity.
On February 25, 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of leases with a term of twelve months or less) at the commencement date: (a) a lease liability, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis; and (b) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. The pronouncement requires a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expire before the earliest comparative period presented. A full retrospective transition approach is not permitted. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. We are currently assessing the impact the adoption of ASU 2016-02 will have on our financial position and results of operations.